Exhibit 99.1
Contact:	Diana G. Purcel – Chief Financial Officer 952-294-1300
Famous Dave’s Reports First Quarter Earnings of $0.30 per share
Includes non-cash gains of $0.15 per share
MINNEAPOLIS, April 28, 2010 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $32.6 million and $2.7 million, respectively, or $0.30 per diluted share, for the first quarter ended April 4, 2010. This compares to revenue and net income of $33.8 million and $1.3 million, or $0.15 per diluted share for the comparable period in 2009.
First quarter results include one-time non-cash gains of approximately $2.1 million or $0.15 per diluted share related to the acquisition of seven restaurants in New York and New Jersey and the termination of a Marietta, Georgia lease.
“I was pleased with our execution during the first quarter of 2010.” said Christopher O’Donnell, President and CEO of Famous Dave’s of America. “We turned in a solid quarter of profitable financial performance in a business environment that remains challenging, and during a time when we were also acquiring, and integrating, seven new company-owned restaurants.”
Same store sales for company-owned restaurants open for 24 months or more decreased 3.5 percent during the quarter. Severe weather-related closures, affecting 16 east coast restaurants for 28 operating days, negatively impacted comparable sales for the quarter by approximately 110 basis points. Additionally, the shift of Easter from the second quarter of 2009 to the first quarter of 2010 had a 50 basis point unfavorable impact on the quarter. The comparable sales decline was net of weighted average price increases of approximately 1.0 percent.
Franchise royalty revenue for the first quarter of 2010 totaled $4.0 million, down 4.6 percent from the comparable period in 2009. The decrease in franchise royalty revenue primarily reflects a 3.4% decline in comparable sales. Additionally, the decline reflects the loss of royalties for seven New York and New Jersey locations purchased by the company, and the closure of one of the New Jersey locations, in early March.
Acquisition of Seven Franchise Restaurants
Earnings for the first quarter include a non-cash gain of approximately $0.15 per diluted share from the acquisition of seven restaurants in New York and New Jersey, equal to the difference between the fair market value of the assets acquired of approximately $9.8 million, and the purchase price of approximately $7.4 million. In addition, acquisition-related costs of approximately $307,000 have been netted against the gain. The Company purchased these seven restaurants in early March for cash consideration of approximately $6.8 million.
Lease Termination for Previously Closed Restaurant
During the first quarter, the company terminated the last of its Atlanta, Georgia leases, resulting in the recapture of the lease termination reserve of approximately $84,000, which is reported in asset impairment and estimated lease termination and other closing costs in the Consolidated Statement of Operations.

Stock-based Compensation and Common Share Repurchase
Earnings results for the first quarter of 2010 included approximately $355,000 or $0.03 per diluted share, in compensation expense related to the company’s stock-based incentive programs, as compared to approximately $138,000 or $0.01 per diluted share, for the prior year comparable period. The increase is primarily due to a shift in the timing of board of director’s stock-based compensation to align with the timing of their board service in 2009 from a previous fiscal year method as well as an increase in the Company’s stock price over the prior year.
The company repurchased approximately 430,000 shares of common stock during the fiscal first quarter at an average price of $6.92 per share, excluding commissions, for a total of approximately $3.0 million. The Company has repurchased approximately 537,000 shares under its current 1,000,000 share authorization.
Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of Cajun style seafood featuring Blackened BBQ Catfish, New Orleans BBQ Shrimp, BBQ or Buffalo Shrimp Appetizers, “add a skewer” BBQ Shrimp and a Mardi Gras inspired beverage, The Big Easy.
The current limited time offering, “80 Proof BBQ,” features Jack Daniels Tennessee Whiskey® and includes Whisky Wings, an 80 Proof BBQ Burger, 80 Proof BBQ Ribs, and Tennessee Style Bread Pudding with Sweet Vanilla Whiskey Sauce and Lynchburg Lemonade.
“We continue to be excited about the innovation taking place in our test kitchen,” O’Donnell said. “We have launched a broad array of no fewer than 18 new menu items that are currently being tested in several of our restaurants, including low calorie options as well as a variety of exciting new smoked and grilled offerings. All of these items extend and amplify the Famous Dave’s brand and ensure our continued relevance to our guests.”
Famous Dave’s opened one new franchise-operated restaurant during the first quarter, in Omaha, NE. Three franchise-operated locations closed during the quarter in Barboursville, WV, South Charleston, WV and Hillsborough, NJ. Subsequent to quarter end, one franchise location opened in Gilbert, AZ. Famous Dave’s ended the quarter with 175 restaurants, including 52 company-owned restaurants and 123 franchise-operated restaurants, located in 36 states.
Outlook
The company reiterates its guidance on restaurant development, as issued in its fourth quarter earnings release, and anticipates opening one company-owned restaurant and approximately eight franchise-operated restaurants during fiscal 2010.
Conference Call
The company will host a conference call tomorrow, April 29, 2010, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 124 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2010	2009
Revenue:
Restaurant sales, net	$28,393	$29,291
Franchise royalty revenue	3,982	4,175
Franchise fee revenue	40	75
Licensing and other revenue	184	246

Total revenue	32,599	33,787

Costs and expenses:
Food and beverage costs	8,327	8,778
Labor and benefits costs	9,249	9,311
Operating expenses	7,628	7,550
Depreciation and amortization	1,292	1,312
General and administrative expenses	3,811	4,300
Asset impairment and estimated lease termination and other closing costs	(74)	106
Pre-opening expenses	27	—
Gain on acquisition, net of acquisition costs	(2,036)	—

Total costs and expenses	28,224	31,357

Income from operations	4,375	2,430

Other expense:
Interest expense	(300)	(474)
Interest income	39	34
Other income, net	7	10

Total other expense	(254)	(430)

Income before income taxes	4,121	2,000

Income tax expense	(1,414)	(680)

Net income	$2,707	$1,320

Basic and Diluted net income per common share	$0.30	$0.15

Weighted average common shares outstanding – basic	8,999,000	9,082,000

Weighted average common shares outstanding – diluted	9,162,000	9,087,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2010	2009
Food and beverage costs (1)	29.3%	30.0%
Labor and benefits (1)	32.6%	31.8%
Operating expenses (1)	26.9%	25.8%
Depreciation & amortization (restaurant level) (1)	4.0%	4.0%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%
General and administrative (2)	11.7%	12.7%
Asset impairment and estimated lease termination and other closing costs (1)	(0.3%)	0.4%
Pre-opening expenses (1)	0.1%	0.0%
Gain on acquisition, net of acquisition costs (1)	(7.2%)	0.0%

Total costs and expenses (2)	86.6%	92.8%
Income from operations (2)	13.4%	7.2%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 4,	January 3,
	2010	2010
ASSETS
Cash and cash equivalents	$1,641	$2,996
Other current assets	9,253	9,486
Property, equipment and leasehold improvements, net	61,424	54,818
Other assets	3,664	1,081

Total assets	$75,982	$68,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,174	$12,464
Line of credit	15,500	13,500
Other long-term obligations	16,302	9,423
Shareholders’ equity	33,006	32,994

Total liabilities and shareholders’ equity	$75,982	$68,381

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2010	2009
Cash flows provided by operating activities	$364	$3,798
Cash flows used for investing activities	(7,461)	(311)
Cash flows provided by (used for) financing activities	5,742	(3,145)

(Decrease) / increase in cash and cash equivalents	$(1,355)	$342

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	April 4,	March 29,
	2010	2009
Restaurant sales (in thousands):
Company-Owned	$28,393	$29,291
Franchise-Operated	$85,141	$87,128

Total number of restaurants:
Company-Owned	52	47
Franchise-Operated	123	127

Total	175	174

Total weighted average weekly net sales (AWS):
Company-Owned	$45,821	$47,939
Franchise-Operated	$52,327	$54,660

AWS 2005 and Post 2005: (1)
Company-Owned	$52,156	$59,030
Franchise-Operated	$56,629	$60,836

AWS Pre-2005: (1)
Company-Owned	$43,105	$44,137
Franchise-Operated	$45,437	$46,272

Operating weeks:
Company-Owned	613	611
Franchise-Operated	1,626	1,594

Comparable net sales (24 month):
Company-Owned %	(3.5%)	(5.5%)
Franchise-Operated %	(3.4%)	(6.2%)

Total number of comparable restaurants:
Company-Owned	41	39
Franchise-Operated	95	92

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.